As filed with the Securities and Exchange Commission on April 14, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNS Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	2834	82-2318545
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. John Climaco

Chief Executive Officer

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri Johnathan Duncan ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 724-6847 Fax: (202) 778-6460	Ron Ben-Bassat Eric Victorson Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated April 14, 2025

Up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Pre-Funded Warrants to Purchase up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Series F Common Warrants to Purchase up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 5,223,880 Shares of Common Stock Underlying such Series F Common Warrants

CNS Pharmaceuticals, Inc.

We are offering on a reasonable best efforts basis up to 5,223,880 shares of our common stock together with series F warrants (each, a “Series F warrant” or “common warrant”) to purchase up to 5,223,880 shares of our common stock based on an assumed combined public offering price of $1.34 per share and accompanying common warrant (the last reported sale price of our common stock on The Nasdaq Capital Market (“Nasdaq”) on April 11, 2025). Each common warrant will be exercisable for one share of our common stock and have an assumed exercise price of $1.34 per share (or 100% of the assumed offering price per share and accompanying common warrant). Each common warrant will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the common warrants (the “Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the Warrant Stockholder Approval will not be required and the common warrant will be exercisable upon issuance (the “Initial Exercise Date”). The Series F warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable.

The shares of common stock and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the common warrants sold in this offering. As used herein “Pricing Conditions” means that the combined public offering price per share and accompanying common warrant is such that the Warrant Stockholder Approval is not required under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) because either (i) the offering is an at-the-market offering under the rules of Nasdaq (the “Nasdaq Rules”) and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of common stock underlying the common warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share underlying the common warrants) meet the pricing requirements under the Nasdaq Rules.

We are also offering pre-funded warrants (the “pre-funded warrants” and together with the common warrants, the “warrants”) to purchase up to 5,223,880 shares of common stock to those investors whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of common stock and has an exercise price of $0.001 per share. The combined purchase price per pre-funded warrant and accompanying common warrant is equal to $1.339, which is equal to the combined purchase price per share of common stock and accompanying common warrant less $0.001. Each pre-funded warrant will be exercisable immediately upon issuance and may be exercised at any time until exercised in full. The pre-funded warrants and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering.

We refer to the common stock and warrants to be sold in this offering collectively as the “securities.”

These securities are being sold in this offering to certain purchasers under a securities purchase agreement between us and such purchasers. The securities are expected to be issued in a single closing and the combined public offering price per share of common stock or pre-funded warrant and accompanying common warrant will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CNSP.” On April 11, 2025, the last reported sale price of our common stock on Nasdaq was $1.34 per share. The actual number of securities, the combined offering price per share of common stock or pre-funded warrant and accompanying common warrant and the exercise price per share of common stock for the accompanying common warrant will be as determined between us, the placement agent and the investors in this offering based on market conditions at the time of pricing. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price for the securities, which may be substantially lower than the assumed price used in this prospectus. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other trading system.

We have engaged A.G.P./Alliance Global Partners to act as our sole placement agent (the “placement agent”) in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to compensate the placement agent as set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. This offering will end no later than April 30, 2025, except that the shares of common stock underlying the warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and accompanying Common Warrant	Per Pre-Funded Warrant and accompanying Common Warrant	Total
Public offering price	$	$	$
Placement Agent fees (1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate proceeds of this offering and to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 32 of this prospectus for a description of the compensation to be received by the placement agent.
(2)	The amount of the proceeds to us presented in this table does not give effect to any exercise of the warrants.

Delivery of the shares and warrants is expected to be made on or about __________, 2025, subject to satisfaction of customary closing conditions.

__________________

Sole Placement Agent

A.G.P.

The date of this prospectus is                       , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. You should carefully read this prospectus before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus. References in this prospectus to “we”, “us”, “its”, “our” or the “Company” are to CNS Pharmaceuticals, Inc., as appropriate to the context.

Overview

We are a clinical pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anti-cancer drug candidates for the treatment of brain and central nervous system tumors, based on intellectual property that we license under license agreements with Cortice Biosciences, Inc. (“Cortice”) and own pursuant to a collaboration and asset purchase agreement with Reata Pharmaceuticals, Inc. (“Reata”).

We believe our drug candidates, TPI 287 and Berubicin, may be significant developments in the treatment of Glioblastoma and other CNS malignancies, and if approved by the U.S. Food and Drug Administration (“FDA”), could give Glioblastoma patients important new therapeutic alternatives to the current standard of care. Glioblastomas are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly, and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful and extensively used chemotherapy drugs known. TPI 287 is an abeotaxane, and is related to the family of common chemotherapy drugs known as taxanes. Based on limited clinical and preclinical data, we believe TPI 287 is the first taxane that appears to cross the blood brain barrier (“BBB”) in significant concentrations targeting brain cancer cells. Based on clinical and preclinical data, Berubicin is the first anthracycline that appears to cross the BBB in significant concentrations targeting brain cancer cells. While our focus is currently on the development of TPI 287 and Berubicin, we are also in the process of attempting to secure intellectual property rights to additional compounds that we plan to develop into drugs to treat CNS and other cancers.

TPI 287 had previously been granted Orphan Drug Designation (“ODD”) status by the FDA. ODD from the FDA is available for drugs targeting diseases with less than 200,000 cases per year. ODD may enable market exclusivity of 7 years from the date of approval of a New Drug Application (“NDA”) in the United States. During that period the FDA generally could not approve another product containing the same drug for the same designated indication. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. The ODD strengthens our intellectual property protections although the Company is exploring if there are other patents that could be filed related to TPI 287 to extend additional protections.

TPI 287 is an abeotaxane and is an investigational chemotherapy agent classified as a third-generation taxane derivative. It was developed to address some of the limitations of earlier taxanes like paclitaxel (Taxol) and docetaxel (Taxotere), particularly issues related to drug resistance and poor penetration of the BBB. As a synthetic, lipophilic compound, TPI 287 is designed to be brain-penetrant, potentially allowing it to reach CNS tumors more effectively than its predecessors. Like other taxanes, TPI 287’s mechanism of action is to stabilize microtubules, which disrupts cell division and induces apoptosis. However, one of its notable advantages is its reduced susceptibility to drug efflux pumps such as P-glycoprotein (P-gp), a common mechanism by which cancer cells develop resistance to chemotherapy. This feature gives TPI 287 potential utility in treating drug-resistant cancers in the CNS.

TPI 287 has been studied in early-phase clinical trials (Phase I and II) in over 300 patients for several indications, including Glioblastoma, metastatic breast cancer with brain metastases, non-small cell lung cancer (“NSCLC”), castration-resistant prostate cancer, and neuroblastoma. TPI 287 represents a promising candidate for treating cancers involving the CNS, as well as those that have become resistant to traditional taxane therapies. While it has shown promise in limited clinical trials, further clinical development is necessary to determine its future in neuro-oncology.

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Berubicin was discovered at The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata initiated several Phase I clinical trials with Berubicin for CNS malignancies, one of which was for malignant gliomas, but subsequently allowed their Investigational New Drug (“IND”) with the FDA to lapse for strategic reasons. This required us to obtain a new IND for Berubicin before beginning further clinical trials. On December 17, 2020, we announced that our IND application with the FDA for Berubicin for the treatment of Glioblastoma Multiforme was in effect. We initiated this trial for patient enrollment during the second quarter of 2021 with the first patient dosed during the third quarter of 2021 to investigate the efficacy of Berubicin in adults with Glioblastoma Multiforme who have failed first-line therapy. The first patient on the trial was treated during the third quarter of 2021. Correspondence between the Company and the FDA resulted in modifications to our initial trial design, including designating overall survival (OS) as the primary endpoint of the study. OS is a rigorous endpoint that the FDA has recognized as a basis for approval of oncology drugs when a statistically significant improvement can be shown relative to a randomized control arm.

On March 25, 2025, CNS released topline data from a primary analysis of a clinical trial being conducted to evaluate the efficacy of Berubicin in patients with Glioblastoma Multiforme who have failed primary treatment for their disease. The trial, compares the efficacy of Berubicin to that of Lomustine, a current standard of care in this setting, with a 2 to 1 randomization of the 252 patients to Berubicin or Lomustine. Patients receiving Berubicin were administered a 2-hour IV infusion of 7.5 mg/m2 berubicin hydrochloride daily for three consecutive days followed by 18 days off (a 21-day cycle). Lomustine is administered orally once every six weeks. The trial design included a pre-planned, non-binding interim futility analysis. We reached the criteria required by the study protocol to conduct this interim futility analysis, which an independent Data Safety Monitoring Board (“DSMB”) was responsible for conducting. The DSMB’s charter mandated that they review the primary endpoint, Overall Survival, as well as secondary endpoints and safety data to determine whether the efficacy data for the risk-benefit profile warrants modification or discontinuation of the study. On December 18, 2023, we released the DSMB’s recommendation which was to continue the study without modification. The recently released topline data showed that although Berubicin produced clinically relevant outcomes that appear to be comparable (although the trial was not powered to determine non-inferiority) to Lomustine across multiple endpoints, it did not demonstrate a statistically significant difference in overall survival, the primary endpoint. Nevertheless, given the dearth of alternative approved therapies for GBM, we believe Berubicin has demonstrated potential value as a possible treatment for Glioblastoma. As such we are currently evaluating whether any potential paths forward exist for the program. Any such path will be planned and executed in consultation with the FDA. Even if Berubicin is approved, there is no assurance that patients will choose an infusion treatment, as compared to the current standard of care, which requires oral administration.

We do not have manufacturing facilities and all manufacturing activities are contracted out to third parties. Additionally, we do not have a sales organization.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata (the “Reata Agreement”). Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. HPI is affiliated with our founder, Dr. Priebe. Under the HPI License we obtained the exclusive right to develop certain chemical compounds for use in the treatment of cancer anywhere in the world. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning November 2019; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a New Drug Application (“NDA”) for Berubicin; and (v) 3 shares of our common stock. The patents we licensed from HPI expired in March 2020. On March 23, 2025, the Company terminated the HPI License.

On June 10, 2020, the FDA granted ODD for Berubicin for the treatment of malignant gliomas. The ODD now constitutes our primary intellectual property protections related to Berubicin although the Company is exploring other patents that could be filed related to Berubicin to extend additional protections. We believe we have all rights and intellectual property necessary to develop Berubicin. As stated earlier, it is our plan to obtain additional intellectual property covering other compounds which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

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On July 29, 2024, we entered into an Exclusive License Agreement and Stock Purchase Agreement (collectively, the “Cortice Agreements”) with Cortice Biosciences, Inc. (“Cortice”) pursuant to which Cortice granted us an exclusive license to the intellectual property rights related to certain patents around the compound TPI 287 in the United States, Canada, Mexico and Japan. The term of the license will expire, other than due to a breach of the Cortice Agreements, at the end of the royalty term with respect to any licensed product in any of the included territories, which begins upon the first commercial sale in such territory and ends on the latest of (i) ten years after such sale, (ii) the expiration of regulatory or marketing exclusivity for such licensed product in such country, or (c) the expiration of the last to expire valid patent claim in such country covering such licensed product.

Company Information

Our principal executive offices are located at 2100 West Loop South, Suite 900, Houston, TX 77027 and our telephone number is (800) 946-9185. Our website address is www.cnspharma.com. The information on or accessible through our website is not part of this prospectus.

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THE OFFERING

Common stock we are offering	Up to 5,223,880 shares of common stock based on an assumed combined public offering price of $1.34 per share of common stock and accompanying common warrant, which is equal to the last sale price of our common stock as reported by Nasdaq on April 11, 2025.
Pre-funded warrants we are offering	We are also offering up to 5,223,880 pre-funded warrants to purchase up to 5,223,880 shares of common stock in lieu of shares of common stock to any purchaser whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each pre-funded warrant will be exercisable for one share of common stock, will have an exercise price of $0.001 per share, will be immediately exercisable, and may be exercised at anytime until exercised in full. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.
Common warrants we are offering	We are also offering up to 5,223,880 Series F warrants to purchase up to 5,223,880 shares of common. Each common warrant will be exercisable for one share of common stock, will have an exercise price of $1.34 per share (or 100% of the assumed combined public offering price per share of common stock and accompanying common warrant). Each common warrant will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the common warrant will be exercisable on the Initial Exercise Date. The Series F warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.
Common stock outstanding immediately before this offering	2,944,381 shares
Common stock outstanding immediately after this offering	8,168,261 shares, assuming no sale of any pre-funded warrants and assuming none of the common warrants issued in this offering are exercised.
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $6.4 million after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 13 for a more complete description of the intended use of proceeds from this offering.
Reasonable best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 32 of this prospectus.
Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.
Nasdaq listing symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.” There is no established trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

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The number of shares of common stock to be outstanding after this is based on 2,944,381 shares outstanding as of April 11, 2025, and excludes:

•	59,579 shares of common stock underlying outstanding warrants at a weighted average exercise price of $465.88 per share;
•	270 shares of common stock underlying outstanding options with a weighted average exercise price of $33,000.37 per share, which options vest over a three to four-year period;
•	119 shares of common stock underlying Restricted Stock Units which vest over a four-year period and Performance Units which vest based on our performance against predefined share price targets and the achievement of Positive Interim, Clinical Data as defined by the Board;
•	1,376 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2020 Stock Plan; and
•	the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants or sale of pre-funded warrants in this offering.

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

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Risk Factors

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

We have in the past been unable to maintain compliance with the listing requirements of The Nasdaq Capital Market, and any future failure to maintain compliance could subject our common stock to be delisted from The Nasdaq Capital Market, which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our common stock is listed on The Nasdaq Capital Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from The Nasdaq Capital Market.

During 2024, we were not in compliance with the requirement to maintain a closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) pursuant to Nasdaq Listing Rule 5550(a)(2), and we were not in compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b) (the “Equity Requirement”). As of the date of the registration statement of which this prospectus forms a part, we are in compliance with both requirements. However, with respect to the Equity Requirement, pursuant to Nasdaq Listing Rule 5815(d)(4)(B), we are subject to a Mandatory Panel Monitor until September 10, 2025. If, within that monitoring period, the Staff finds us again out of compliance with the Equity Requirement, notwithstanding Listing Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Listing Rule 5810(c)(3). With respect to the Minimum Bid Price Requirement, pursuant to Listing Rule 5815(d)(4)(B), we are subject to a Mandatory Panel Monitor until March 31, 2026. If, within that monitoring period, the Staff finds us again out of compliance with the Minimum Bid Price Requirement, notwithstanding Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). In either case described above, the Staff will issue a Delist Determination Letter and we will have an opportunity to request a hearing. Our common stock may at that time be delisted from Nasdaq.

There can be no assurance that we will continue to meet the continued listing requirements of The Nasdaq Capital Market and could be subject to delisting at a future time. Delisting from The Nasdaq Capital Market would adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors and general investors that will consider investing in our common stock, a reduction in the number of market makers in our common stock, a reduction in the availability of information concerning the trading prices and volume of our common stock, a reduction in the number of broker-dealers willing to execute trades in shares of our common stock or interest in business development opportunities. Further, we would likely become a “penny stock”, which would make trading of our common stock more difficult.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 13 for a description of our proposed use of proceeds from this offering.

7

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and related common warrant and the public offering price of each pre-funded warrant and related common warrant may be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you may incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We will require additional, substantial financing in order to complete our clinical trials. We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 300,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

There is no public market for the common warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

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Holders of our common warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our common warrants and pre-funded warrants acquire shares of our common stock upon exercise of such common warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such common warrants or pre-funded warrants. Upon exercise of the common warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common warrants and pre-funded warrants, public holders will only be able to exercise such common warrants and pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common warrants and pre-funded warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common warrants and pre-funded warrants will be fewer than it would have been had such holders exercised their common warrants or pre-funded warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The common warrants and pre-funded warrants are speculative in nature.

The common warrants and pre-funded warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.001 per share and holders of the common warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price per share equal to the public offering price of shares of common stock in this offering. Moreover, following this offering, the market value of the pre-funded warrants and common warrants will be uncertain and there can be no assurance that the market value of such warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

We may be required to repurchase the common warrants, which may prevent or deter a third party from acquiring us.

The common warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each common warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such common warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

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If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of the securities will be the sole source of gain, if any, for the foreseeable future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	compliance with obligations under intellectual property licenses with third parties;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	our ability to adequately support future growth;

•	our ability to attract and retain key personnel to manage our business effectively;

•	our continued listing on Nasdaq; and

•	our expectations regarding the use of proceeds from this offering.

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These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $6.4 million, assuming we complete the maximum offering pursuant to this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’ fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $4.8 million, $3.2 million, and $1.5 million, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no issuance of any pre-funded warrants and assuming no exercise of the common warrants. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. This represents our best estimate of the manner in which we will use the net proceeds we receive from this offering based upon the current status of our business, but we have not reserved or allocated amounts for specific purposes and we cannot specify with certainty how or when we will use any of the net proceeds. Amounts and timing of our actual expenditures will depend on numerous factors. Our management will have broad discretion in applying the net proceeds from this offering.

Pending application of the net proceeds as described above, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable, or any, return.

13

Dilution

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and pre-funded warrants) and related common warrants sold in this offering and the as adjusted net tangible book value per shares of common stock after this offering.

As of December 31, 2024, our as reported net tangible book value was $6.2 million, or $4.37 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock. After giving effect to 1,530,825 shares of common stock issued under the Company’s Sales Agreement for gross proceeds of $9.0 million subsequent to December 31, 2024, our proforma net tangible book value was $15.2 million, or $5.16 per share of common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock after the offering. After giving effect to the sale of 5,223,880 shares of common stock and accompanying common warrants in this offering at an assumed offering price of $1.34 per share, which was the closing price of our common stock as reported on Nasdaq on April 11, 2025 and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to December 31, 2024, our pro forma as adjusted net tangible book value would have been $2.65 per share. This represents an immediate increase in net tangible book value on a reported basis of $           , and on a pro forma basis of $            per share to our existing stockholders and immediate dilution of $           per share to new investors purchasing securities at the proposed public offering price. The dilution figures assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any common warrants issued in this offering. The following table illustrates the dilution in net tangible book value per share to new investors as of December 31, 2024:

Assumed public offering price per share and accompanying common warrants				$1.34
Historical net tangible book value per share at December 31, 2024 (pro forma - reflecting the sale of 1,530,825 shares of common stock under the Company’s Sales Agreement)		$5.16
Increase in net tangible book value per share to the existing stockholders on a pro forma basis attributable to --this offering.	$
Pro forma as adjusted net tangible book value per share after this offering				$2.65
Dilution in net tangible book value per share to new investors on a pro forma as adjusted basis			$

Each $0.25 increase (decrease) in the assumed public offering price of $1.34 per share, would increase (decrease) our pro forma as adjusted net tangible book value per share to existing investors by $0.15, and would increase (decrease) dilution per share to new investors in this offering by $0.10, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1 million shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share by $(0.16) and the dilution per share to new investors purchasing securities in this offering by $0.16 assuming that the assumed public offering price remains the same, and after deducting placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the placement agents at pricing.

The number of shares of common stock to be outstanding after this is based on 2,944,381 shares outstanding on a proforma basis as of December 31, 2024, and excludes:

•	59,579 shares of common stock underlying outstanding warrants at a weighted average exercise price of $465.88 per share;
•	270 shares of common stock underlying outstanding options with a weighted average exercise price of $33,000.37 per share, which options vest over a three to four-year period;
•	119 shares of common stock underlying Restricted Stock Units which vest over a four-year period and Performance Units which vest based on our performance against predefined share price targets and the achievement of Positive Interim, Clinical Data as defined by the Board;
•	1,376 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2020 Stock Plan; and
•	the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

The discussion and table above assume no exercise of the common warrants. To the extent that the warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024:

•	on an actual basis;

•	on an as adjusted basis to give effect to 1,530,825 shares issued under the Company’s Sales Agreement subsequent to December 31, 2024;

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of 5,223,880 shares of our common stock and accompanying warrants in this offering at an assumed offering price of $1.34 per share, which was the closing price of our common stock as reported on Nasdaq on April 11, 2025, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no sale of pre-funded warrants and no exercise of warrants.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$6,461,378	$15,486,321	$21,911,321
Notes Payable	326,072	326,072	326,072
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share: 300,000,000 shares authorized as of December 31, 2024; 1,413,556 shares issued and outstanding as of December 31, 2024; 2,944,381 shares issued and outstanding pro forma; 9,308,018 shares issued and outstanding pro forma as adjusted;	1,414	2,944	8,168
Additional paid-in capital	90,599,901	99,623,313	106,043,088
Accumulated deficit	(84,424,704)	(84,424,704)	(84,424,704)

Total stockholders’ equity (deficit)	6,176,611	15,201,554	21,626,554

Total capitalization	$6,502,683	$15,527,626	$21,952,626

A $0.25 increase or decrease in the assumed public offering price of $1.34 per share, which was the closing price of our common stock as reported on Nasdaq on April 11, 2025, would increase or decrease, respectively, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $1,214,552, assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any pre-funded warrants and no exercise of warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. An increase or decrease of 1 million in the number of shares of common stock and common warrants offered by us would increase or decrease, respectively, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by $1,246,200, assuming that the assumed public offering price remains the same, assuming no sale of any pre-funded warrants and no exercise of warrants, and after deducting estimated placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us, the placement agent, and the investors at pricing.

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MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of January 1, 2024. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
John M. Climaco	56	Chief Executive Officer
Christopher S. Downs	46	Chief Financial Officer
Sandra L. Silberman	69	Chief Medical Officer
Donald Picker	79	Chief Science Officer
Faith L. Charles	63	Director and Chair of the Board of Directors
Jerzy (George) Gumulka	75	Director
Jeffry R. Keyes	51	Director
Bettina Cockroft	57	Director
Amy Mahery	48	Director

Set forth below is biographical information about each of the individuals named in the tables above:

John M. Climaco, Esq. – Chief Executive Officer and Director. Mr. Climaco joined CNS in September 2017 as its Chief Executive Officer. Mr. Climaco has served in leadership roles in a variety of healthcare companies. From April 2015 to June 2017 Mr. Climaco served as the Executive Vice-President of Perma-Fix Medical S.A where he managed the development of a novel method to produce Technitium-99. Mr. Climaco also served as President and CEO of Axial Biotech, Inc., a DNA diagnostics company, from January 2003 to January 2013. In the process of taking Axial from inception to product development to commercialization, Mr. Climaco created strategic partnerships with Medtronic, Johnson & Johnson and Smith & Nephew. Mr. Climaco currently serves as a director of several public companies including Moleculin Biotech, Inc., a pharmaceutical company focused on anticancer drug candidates, where he has served since May 2017. Mr. Climaco served on the boards of Digirad, Inc., a leading national provider of imaging services, from May 2012 until April 2020, and Birner Dental Management Services, Inc., a provider of practice management services in the dental industry, since June 2017. Mr. Climaco also served as a director of PDI, Inc., a provider of outsourced commercial services to pharma companies, in 2015, and InfuSystem Holdings, Inc., the largest supplier of infusion services to oncologists in the U.S., from April 2012 to April 2014. Mr. Climaco obtained his Juris Doctorate Degree from the University of California Hastings College of Law in San Francisco, CA in January 2000 and a Bachelor of Philosophy from Middlebury College in Middlebury, VT, in May 1991. Mr. Climaco is active with the State Bar of Utah. We believe Mr. Climaco’s history with our company, coupled with his vast experience with development stage companies and his legal background provides him with the qualifications to serve as a director.

Christopher S. Downs, CPA – Chief Financial Officer. Mr. Downs has served as our chief financial officer since the closing of our IPO in November 2019. From March 2018 until September 2019, Mr. Downs served as vice president of finance and treasurer of Innovative Aftermarket Systems, L.P., a privately held provider of finance and insurance solutions. Mr. Downs served as director of finance (from June 2011 to September 2013), vice president and treasurer (October 2013 to August 2016), executive vice president and interim chief financial officer (August 2016 to May 2017), and executive vice president, interim chief financial officer and member of the office of the president (May 2017 to March 2018) for InfuSystem Holdings, Inc., a supplier of infusion services to oncologists in the United States. Mr. Downs spent 10 years in investment banking with various firms including Citigroup. Mr. Downs served as a director of EBET, Inc., a technology company developing and operating platforms focused on esports and competitive gaming, from March 2021 to July 2024. Mr. Downs is a graduate of the United States Military Academy at West Point where he earned his Bachelor of Science. Mr. Downs earned his MBA at Columbia Business School and his Master of Science in Accounting at the University of Houston-Clear Lake. Mr. Downs is a Certified Public Accountant in Utah and Texas.

Sandra L. Silberman, MD PhD – Chief Medical Officer. Dr. Silberman joined CNS in December 2017. Dr. Silberman served as chief medical officer for new products of Moleculin Biotech, Inc. from November 2017 to December 2024 on a part-time basis. Dr. Silberman advanced several original, proprietary compounds into Phases I through III during her work with leading biopharmaceutical companies, including BristolMyers Squibb, AstraZeneca, Imclone and Roche. Dr. Silberman is a Hematologist/Oncologist who earned her B.A., Sc.M. and Ph.D. from the Johns Hopkins University School of Arts and Sciences, School of Public Health and School of Medicine, respectively, and her M.D. from Cornell University Medical College, and then completed both a clinical fellowship in Hematology/Oncology as well as a research fellowship in tumor immunology at the Brigham & Women’ s Hospital and the Dana Farber Cancer Institute in Boston, MA. Dr. Silberman is currently devoting only 45% of her work time to us and provides services as needed to us.

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Donald Picker, PhD - Chief Science Officer. Dr. Picker has served as our part-time chief science officer since June 2019. Dr. Picker has served as the chief scientific officer of Moleculin Biotech, Inc. since August 2017 after serving as its chief operating officer from July 2015 until August 2017 and as its president from January 2016 to August 2017. In 2007, Dr. Picker became the chief executive officer of IntertechBio Corp. From 2006 through 2007, Dr. Picker was the President of Tapestry Pharmaceuticals. From 1998 to 2003, Dr. Picker was CEO of Synergy Pharmaceuticals. Synergy was merged into Callisto Pharmaceuticals where he was vice present of research and development until 2006. From 2017 to 2018, Dr. Picker served on our board of directors. Dr. Picker received his B.S. degree from Brooklyn Polytechnic University and his PhD from SUNY Albany in 1975. Dr. Picker is currently devoting only 25% of his work time to us and provides services as needed to us.

Faith L. Charles, JD – Director and Chair of the Board of Directors. Ms. Charles joined our board of directors on December 30, 2022 and currently serves as chair of the board of directors. Ms. Charles has been a corporate transactions and securities partner at the law firm of Thompson Hine, LLP, since 2010. She leads Thompson Hine’s Life Sciences practice and co-heads the securities practice, advising public and emerging biotech and pharmaceutical companies in the U.S. and internationally. Ms. Charles negotiates complex private and public financing transactions, mergers and acquisitions, licensing transactions and strategic collaborations. She serves as outside counsel to a myriad of life sciences companies and is known in the industry as an astute business advisor, providing valuable insights into capital markets, corporate governance and strategic development. From 2018 until October 2021, Ms. Charles served on the board of directors and as a member of the audit committee and chair of the compensation committee of Entera Bio, a publicly traded biotechnology company. She also serves on the Board of Directors of several private life science companies. Ms. Charles founded the Women in Bio Metro New York chapter and chaired the chapter for five years. She currently serves on the national board of Women in Bio. Ms. Charles is also a member of the board of Red Door Community (formerly Gilda’s Club New York City.) She has been recognized as a Life Sciences Star by Euromoney’s LMG Life Sciences, has been named a BTI Client Service All-Star, and was named by Crain’s New York Business to the list of 2020 Notable Women in the Law. Ms. Charles holds a JD degree from The George Washington University Law School and a B.A. in Psychology from Barnard College, Columbia University. Ms. Charles is a graduate of Women in Bio’s Boardroom Ready Program, an Executive Education Program taught by The George Washington University School of Business. Ms. Charles’ qualifications to serve on our Board include her leadership skills and her vast legal experience representing companies in the biotech and pharmaceutical field.

Jerzy (George) Gumulka, PhD – Director. Dr. Gumulka joined our board of directors on November 8, 2017. Dr. Gumulka has been retired since 2016. From 2001 until his retirement, he served as a Global Technology Manager ASC, a Technology Manager, Special Projects/New Technology Platforms, Kraton Polymers US LLC, and a Technical Director of Kraton Polymers do Brasil. Prior to his employment at Shell Chemical Company and Kraton Polymers US LLC, Dr. Gumulka worked at BioSpectrum, Inc. (aka IML) and was involved in the development and application of Human Immune Interferon (INF-γ) and Interleukin-2 in the HIV-focused clinical studies and animal models. Dr. Gumulka co-authored patents on the production and purification of INF- γ and Interleukin-2, and in the field of analytical chemistry, environmental and polymer science. Dr. Gumulka is the recipient of the 2011 Presidential Green Chemistry Challenge Award. Dr. Gumulka served on the Board of Directors of Moleculin LLC from 2010 through 2016. Dr. Gumulka received a Ph.D. from the University of Warsaw, Warsaw, Poland. We believe Dr. Gumulka’s technical knowledge and experience in the field of biochemistry coupled with his vast experience in corporate leadership provide him with the qualifications to serve as a director.

Jeffry R. Keyes – Director. Mr. Keyes joined our board on June 25, 2018. Mr. Keyes is currently the Chief Financial Officer of Quantum-SI, Incorporated (Nasdaq: QSI), a publicly-held proteomics company, a role that he has held since May 2023. From August 2022 to May 2023, Mr. Keyes was the Chief Financial Officer of Spinal Elements, Inc., a private equity backed medical device company. From April 2018 to August 2022, Mr. Keyes was the Chief Financial Officer of Custopharm, Inc., a private equity backed developer of generic sterile injectable pharmaceuticals. From September 2012 to April 2018, Mr. Keyes was the Chief Financial Officer and Corporate Secretary of Digirad Corporation, a publicly traded healthcare services and medical device company. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a venture capital backed start-up renewable energy company. From April 2011 to August 2011, Mr. Keyes was the Corporate Controller of Advanced BioHealing, Inc., a venture backed provider of regenerative medicine solutions, until its sale to Shire, PLC in August 2011. Prior to April 2011 Mr. Keyes held a variety of leadership roles in healthcare and medical device companies in finance, accounting, and M&A support, and he started his career in public accounting. Mr. Keyes earned a B.A. degree in accounting from Western Washington University and is a certified public accountant licensed by the Washington State Board of Accountancy. Mr. Keyes is considered a financial expert under relevant rules of the SEC, the NYSE and Nasdaq. We believe Mr. Keyes’ financial knowledge and experience, which qualify him as an Audit Committee Financial Expert, coupled with his vast experience in corporate leadership provides him with the qualifications to serve as a director.

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Bettina M. Cockroft, MD – Director. Dr. Cockroft joined our board on May 3, 2023. From September 2019 to May 2023, Dr. Cockroft was Senior Vice President and Chief Medical Officer of Sangamo Therapeutics, Inc., a publicly-held biotechnology company, where she oversaw clinical development activities and operations. She has over 20 years of experience in the biopharmaceutical industry and has worked across multiple therapeutic areas and led programs in several countries. Prior to joining Sangamo, Dr. Cockroft served on the senior leadership team at Cytokinetics, Inc., a publicly-held biopharmaceutical company, where she was responsible for clinical development of fast skeletal muscle troponin activators in diseases such as Amyotrophic Lateral Sclerosis and Spinal Muscular Atrophy. She served as Vice President, Clinical Research, Neurology, at Cytokinetics from August 2017 to September 2019. From October 2016 to July 2017, Dr. Cockroft served as a pharmaceutical executive consultant, and before that, from September 2013 to September 2016, she served as Chief Medical Officer of Auris Medical AG, a biopharmaceutical company, where she led and grew the clinical development team responsible for two Phase 3 programs. Dr. Cockroft also held roles of increasing responsibility at Merck Serono S.A., Novartis Consumer Health and Menarini Ricerche earlier in her career. Dr. Cockroft has served as a member of the board of directors of Annexon, Inc. since January 2022. Dr. Cockroft received a M.B.A. from MIT Sloan School of Management and a M.D. from the University of Genova. We believe Dr. Cockroft’s extensive experience in the biotechnology field provides her with the qualifications to serve as a director.

Amy Mahery – Director. Ms. Mahery joined our board on February 1, 2024. Since February 2025, Ms. Mahery has served as Chief Marketing Officer of Moderna, Inc. From August 2022 until February 2025, Ms. Mahery served as Chief Commercial Officer of Roivant Sciences. From 2021 until July 2022, Ms. Mahery served as Senior Vice President, Global Franchise Head – Neurology & Immunology for EMD Serono, Inc. and from 2019 until 2021 Ms. Mahery served as Senior Vice President, Head – Global Market Access and Pricing for EMD Serono, Inc. Ms. Mahery holds a B.S. degree from Trinity College-Hartford. We believe Ms. Mahery’s extensive experience in the biopharmaceuticals industry provides her with the qualifications to serve as a director.

No director is related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with our company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Climaco, are independent as defined under the Nasdaq Rules.

The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.

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EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for the years ended December 31, 2024 and 2023, which consist of our principal executive officer and our two other most highly compensated executive officers, are: (i) John Climaco, our chairman and chief executive officer; (ii) Chris Downs, our chief financial officer; and (ii) Sandra Silberman, our chief medical officer.

Summary Compensation Table – 2024

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Award ($) (1)	Nonequity incentive plan compensation	Total ($)
John Climaco, Chief Executive Officer	2024	525,000	–	292,817	285,863	1,103,680
	2023	525,000	20,688	18,022	60,638	624,348

Christopher Downs, Chief Financial Officer	2024	340,000	–	146,410	134,640	621,050
	2023	340,000	10,344	9,011	42,160	401,515

Sandra Silberman, Chief Medical Officer	2024	200,000	–	73,205	88,436	361,641
	2023	200,000	4,784	4,168	61,200	270,152

(1)       Represents the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. Option awards for the 2024 calendar year were granted in March 2025 and option awards for 2023 were granted in April 2024.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the individual executive’s performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then determines the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

For 2024, the base salaries for Mr. Climaco, Mr. Downs, and Dr. Silberman did not change from the prior year and were $525,000, $340,000, and $200,000, respectively. For 2025, the compensation committee of the board of directors increased the base salaries for Mr. Climaco, Mr. Downs, and Dr. Silberman to $580,000, $450,000 and $495,000, respectively.

Annual Bonus and Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and objectives for each fiscal year. For the 2024 compensation year, the target bonus for Mr. Climaco, Mr. Downs and Dr. Silberman were 55%, 40%, and 40%, respectively, of their base salary.

The actual performance-based annual bonus paid is calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. At the end of the year, the Compensation Committee reviews our performance against our goals and objectives and approves the extent to which we achieved each of our corporate goals and objectives, and, for each named executive officer, the amount of the bonus awarded.

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For 2024, bonuses were awarded based on our achievement of specified corporate goals, including our ability to maintain sufficient funding, certain intellectual property development goals, and preparatory activities for submission of a New Drug Application for Berubicin. Based on the level of achievement, our Compensation Committee awarded Mr. Climaco, Mr. Downs and Dr. Silberman 99%, 99% and 99.5% of their potential bonuses for 2024. These actual bonus amounts are reflected in the “Non-Equity Incentive Plans” column of the Summary Compensation Table above.

For 2025, bonuses will be awarded at the discretion of the board of directors based on our achievement of specified corporate goals.

Long-Term Incentives

Each year our Compensation Committee provides for equity grants to each of our named executive officers to provide for long-term performance incentive. On March 11, 2025, the Compensation Committee recommended, and the Board approved such recommendation, equity grants for service in 2024 from the Stock Plan, subject to shareholder approval to increase the number of shares underlying the Stock Plan, a total of options to purchase 204,973 shares of common stock at an exercise price of $2.53 that vest over 2 years.

Recoupment Policy

We adopted the CNS Pharmaceuticals, Inc. Dodd-Frank Restatement Recoupment Policy effective as of October 2, 2023. In the event that we are required to prepare a financial restatement, the Committee will recoup all erroneously awarded incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, and (iii) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. “clawback” or recoupment policy in our executive compensation program contributes to creating and maintaining a culture that emphasizes integrity and accountability and reinforces the performance-based principles underlying our executive compensation program.

Employment Agreements

John Climaco

On September 1, 2017, we entered into an employment agreement with John Climaco pursuant to which Mr. Climaco agreed to serve as our Chief Executive Officer commencing on such date for an initial term of three years. On September 1, 2020, we entered into an amendment to the employment agreement. The amendment extends the term of employment under the employment agreement for additional twelve-month periods, unless and until either the Company or Mr. Climaco provides written notice to the other party not less than sixty days before such anniversary date that such party is electing not to extend the term. If the Company provides notice of its election not to extend the term, Mr. Climaco may terminate his employment at any time prior to the expiration of the term by giving written notice to the Company at least thirty days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the term, Mr. Climaco shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without cause. Pursuant to the amendment, the severance benefits shall be twelve months of Mr. Climaco’s base salary. Such severance payment shall be made in a single lump sum sixty days following the termination, provided that Mr. Climaco has executed and delivered to the Company, and has not revoked a general release of the Company.

Other Executive Arrangements

On June 28, 2019, we entered into employment letters with Drs. Silberman and Picker. Dr. Silberman agreed to commit 50% of her time to our matters and Dr. Picker agreed to commit 25% of his time to our matters. As of January 1, 2025, Dr. Silberman is devoting 100% of her time to our matters.

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Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on December 31, 2024.

Outstanding Equity Awards At Fiscal Year-End —2024

Option Awards						Stock Awards

	Grant Date of Equity	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise	Option Expiration	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested
Name	Award	(1)	(1)	Price	Date	(#)	($)(3)
John Climaco	4/7/2024	13	21	646.50	4/7/2034	21	126
	3/29/2023	2	6	2,490.00	3/27/2023
	4/28/2022
	2/5/2021	4	1	252,000.00	2/5/2031
	6/28/2019	6	–	150,000.00	6/28/2029
Christopher Downs	4/7/2024	6	10	646.50	4/7/2034	10	60
	3/29/2023	1	3	2,490.00	3/27/2023
	4/28/2022
	2/5/2021	2	–	252,000.00	2/5/2031
	11/13/2019	4	–	300,000.00	6/28/2029
Sandra Silberman	4/7/2024	3	5	646.50	4/7/2034	5	30
	3/29/2023	1	2	2,490.00	3/27/2023
	4/28/2022
	2/5/2021	1	–	252,000.00	2/5/2031
	6/28/2019	2	–	150,000.00	6/28/2029
	12/22/2017	1	–	3,375.00	12/22/2027

(1) The shares underlying the options vest in equal annual installments over a four-year period (i.e., one-quarter of each grant vests on the first, second, third and fourth anniversary of the grant date).

(2) Consists of restricted stock unit awards that vest as follows:

•	25% of the RSU grant will vest in four (4) equal annual installments over 4 years, provided officer is serving in such position on each vesting date;

•	25% of the RSU grant will vest if within 24 months from grant the average the closing price of the Company’s common stock over a ten trading day period exceeds $60.00 (subject to pro rata adjustment for stock splits or similar events);

•	25% of the RSU grant will vest if within 36 months from grant the average the closing price of the Company’s common stock over a ten trading day period exceeds $120.00 (subject to pro rata adjustment for stock splits or similar events);

•	25% of the RSU grant will vest if within 24 months from issuance the Company achieves “Positive Interim, Clinical Data” as defined by the Board of Directors.

(3) Based on the closing price of our common stock on December 31, 2024 of $6.02.

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Director Compensation

The following table sets forth the total compensation earned by our non-employee directors in 2024 (Mr. Climaco did not earn additional compensation during 2024 for his services on the Board, and his compensation is fully reflected in the “—Summary Compensation Table” above):

	Fees	Options	Stock	Total
Name (1)	earned or paid ($)	Awards ($)	Awards ($)	Total ($)
Faith Charles	78,882	–	–	78,882
Jeff Keyes	59,750	–	–	59,750
Bettina Cockroft	52,875	–	–	52,875
Jerzy Gumulka	50,925	–	–	50,925
Carl Evans	15,290	–	–	15,290
Andy Andraczke	11,375	–	–	11,375
Amy Mahery	46,828	–	–	46,828

(1) As of December 31, 2024, the aggregate number of shares outstanding under all options to purchase our common stock and stock awards held by our non-employee directors were: Dr. Gumulka – 13 shares underlying options and 7 shares underlying restricted stock units; Mr. Keyes – 26 shares underlying options and 7 shares underlying restricted stock units; Ms. Charles – 19 shares underlying options and 7 shares underlying restricted stock units; Ms. Cockroft – 13 shares underlying options and 7 shares underlying restricted stock units; and Ms. Mahery – 8 shares underlying options and 7 shares underlying restricted stock units.

In March 2024, our compensation committee recommended to our Board and our Board approved the following policy to become effective April 1, 2024 for compensating non-employee members of the Board. Each independent director shall receive annual cash compensation of $40,000. In addition, the chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive an annual compensation of $15,000, $12,000 and $8,000, respectively; the other members of such committees shall receive an annual compensation of $7,500, $6,000 and $4,000, respectively; and the Chair of the Board of Directors shall receive annual compensation of $30,000. In addition, each Outside Director shall receive $2,500 attendance at face-to-face board meetings (no compensation for telephonic or video-conference meetings).

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our audit committee charter provides that our audit committee is responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In determining whether to approve a proposed transaction, our Audit Committee will consider all relevant facts and circumstances including: (i) the materiality and character of the related party’s direct or indirect interest; (ii) the commercial reasonableness of the terms; (iii) the benefit or perceived benefit, or lack thereof, to us; (iv) the opportunity cost of alternate transactions; and (v) the actual or apparent conflict of interest of the related party.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 11, 2025, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027.

Name and address of beneficial owner	Shares Beneficially Owned	Percentage of Class (1)
John Climaco	268 (2)(3)	*
Christopher S. Downs	112 (2)(4)	*
Sandra Silberman	11 (2)(5)	*
Faith Charles	26 (6)	*
Jerzy (George) Gumulka	77 (7)	*
Jeffry R. Keyes	33 (8)	*
Bettina Cockroft	20 (9)	*
Amy Mahery	15 (10)	*
Directors and Officers as a group (11 persons)	562	*

* Less than 1%.

(1) Based on 2,944,381 shares of common stock outstanding as of April 11, 2025.

(2) The restricted stock units granted to Mr. Climaco, Mr. Downs and Dr. Silberman vest, in part, on the achievement of certain stock price and clinical trial milestones. For purposes of the above table, we have assume that the foregoing milestones have not been achieved until such time as the board of directors makes a determination that they have been achieved. See “Item 11. Executive Compensation – Executive Officer Compensation – Narrative Disclosure to Summary Compensation Table – Long-Term Incentives” for details on the foregoing restricted stock unit grants.

(3) Includes warrants to purchase 134 shares of common stock which are exercisable within 60 days of April 11, 2025, options to purchase 33 shares of common stock which are exercisable within 60 days of April 11, 2025 and 4 restricted stock units which have vested by April 11, 2025.

(4) Includes warrants to purchase 54 shares of common stock which are exercisable within 60 days of April 11, 2025, options to purchase 17 shares of common stock which are exercisable within 60 days of April 11, 2025 and 4 restricted stock units which have vested by April 11, 2025.

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(5) Includes options to purchase 10 shares of common stock which are exercisable within 60 days of April 11, 2025 and 1 restricted stock unit which have vested by April 11, 2025.

(6) Includes options to purchase 19 shares of common stock which are exercisable within 60 days of April 11, 2025 and 7 restricted stock unit which have vested by April 11, 2025.

(7) Includes warrants to purchase 28 shares of common stock which are exercisable within 60 days of April 11, 2025, options to purchase 19 shares of common stock which are exercisable within 60 days of April 11, 2025 and 7 restricted stock units which have vested by April 11, 2025.

(8) Includes options to purchase 26 shares of common stock which are exercisable within 60 days of April 11, 2025 and 7 restricted stock unit which have vested by April 11, 2025.

(9) Includes options to purchase 13 shares of common stock which are exercisable within 60 days of April 11, 2025 and 7 restricted stock unit which have vested by April 11, 2025.

(10) Includes options to purchase 8 shares of common stock which are exercisable within 60 days of April 11, 2025 and 7 restricted stock unit which have vested by April 11, 2025.

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Description of Capital Stock

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein, and the applicable provisions of the Nevada Revised Statutes.

Our amended and restated articles of incorporation authorize us to issue up to 300,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. We have no shares of preferred stock outstanding. Our amended and restated articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Articles of Incorporation and Bylaw Provisions

Our amended and restated articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our amended and restated articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our amended and restated articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

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Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.”

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer and Trust.

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Description of PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of pre-funded warrants, such holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

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Description of COMMON WARRANTS

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series F Warrant

Form. The Series F warrants will be issued as individual warrant agreements to the investors. You should review the form of Series F warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series F warrants.

Exercisability. The Series F warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Series F warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series F warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series F warrants. Purchasers of Series F warrants in this offering may also elect prior to the issuance of the Series F warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series F warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The assumed exercise price per whole share of our common stock purchasable upon the exercise of the Series F warrants is $1.10 per share of common stock (or 100% of the assumed offering price per share and accompanying common warrants). The Series F warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Series F warrants will be exercisable on the Initial Exercise Date. The Series F warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. The exercise price of the Series F warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Series F warrants, such holder exercises its Series F warrants and a registration statement registering the issuance of the shares of common stock underlying the Series F warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series F warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series F warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series F warrants to the holders.

Transferability. Subject to applicable laws, the Series F warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series F warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series F warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

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Fundamental Transactions. In the event of a fundamental transaction, as described in the Series F warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series F warrants will be entitled to receive upon exercise of the Series F warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series F warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series F warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series F warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series F warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series F warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series F warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series F warrant.

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PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated __________, 2025. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement (the “purchase agreement”) directly with the investors who purchase our securities in this offering, at the investors’ option. Investors who do not enter into the purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We expect this offering to be completed not later than one business day following the commencement of the offering and we will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about __________, 2025.

We have agreed to indemnify the placement agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect thereof.

Placement Agent Fees, Commissions and Expenses

This offering is being conducted on a reasonable best efforts basis and the placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for up to $85,000 for the placement agent’ legal fees, and for certain reasonable non-accountable fees and expenses not to exceed 1.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the sale of all the shares of common stock we are offering and no exercise of any warrants.

	Per Share and Accompanying Common Warrant		Per Pre-Funded Warrant and Accompanying Common Warrant		Total
Public offering price		$–		$–		$–
Placement Agent fees	$		$		$
Proceeds, before expenses, to us	$		$		$

We estimate that the total expenses of the offering payable by us, excluding the total placement agent fees, will be approximately $200,000.

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Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the closing of this offering, without first obtaining the written consent of the sole placement agent. Specifically, these individuals have agreed, in part, not to:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;

•	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, we will not (i) conduct any issuances of our common stock for a period of 60 days following closing of this offering or (ii) enter into a variable rate transaction (as defined in the purchase agreement) for a period of 180 days following closing of this offering; provided that for the period commencing on the closing date of this offering and ending on the 60th day following the closing of this offering, we will be permitted to make sales under our Sales Agreement with A.G.P./Alliance Global Partners, if such sales are made at prices of not less than 150% of the combined offering price per share and accompanying warrant in this offering, and for the period commencing on the 61st day following closing date of this offering and ending on the 180th day following the closing of this offering, we will be permitted to make any sales under our Sales Agreement with A.G.P./Alliance Global Partners.

Regulation M

Each placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, each placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.” There is no established public market for the common warrants or pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

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Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Other Relationships

In October 2023, we completed the warrant inducement transaction. We engaged A.G.P./Alliance Global Partners (“AGP") to act as our financial advisor in connection with the transaction and paid A.G.P./Alliance Global Partners a fee of $145,000. In December 2023, we engaged A.G.P./Alliance Global Partners to act as our lead placement agent in connection with a registered offering and paid A.G.P./Alliance Global Partners a fee of $279,222.

In January 2024, we completed a public offering of our securities. In connection therewith, we entered into a placement agency agreement with AGP and Maxim Group LLC (“Maxim” and collectively with AGP, the “January Placement Agents”) pursuant to which we agreed to pay the January Placement Agents  an aggregate fee equal to 7% of the gross proceeds received by us from the sale of the securities in the transaction. We also agreed to reimburse the January Placement Agents for (i) up to $75,000 for the placement agents’ legal fees, (ii) up to $25,000 of the aggregate gross proceeds of the offering for certain reasonable non-accountable fees and expenses and (iii) closing costs (including the reimbursement of the reasonable out-of-pocket cost of the escrow agent or clearing agent) in an amount up to $10,000.

In mid June 2024, we completed a registered direct offering and concurrent private placement. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $80,000 in legal fees and expenses.

In late June 2024, we completed a second registered direct offering and concurrent private placement that month. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $80,000 in legal fees and expenses.

In July 2024, we completed a registered direct offering and concurrent private placement. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $65,000 in legal fees and expenses.

On July 26, 2024, we entered into a sales agreement (the Sales Agreement) with AGP. Pursuant to the terms of the Sales Agreement, the Company may sell from time to time through AGP, as sales agent or principal, shares of the Company’s common stock. The Company will pay a commission to AGP of 3.0% of the gross proceeds of the sale of the shares of common stock sold under the Sales Agreement and reimburse AGP for certain expenses. The Company has also provided AGP with customary indemnification rights.

In October 2024, we completed a registered direct offering. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $60,000 in legal fees, non-accountable expenses of $20,000, and up to $10,000 in out-of-pocket closing costs.

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The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates may in the future perform various commercial and investment banking and financial advisory services for us and our affiliates, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. The placement agent is being represented by Sullivan & Worcester LLP, New York, New York, in connection with this offering.

EXPERTS

The financial statements of CNS Pharmaceuticals, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025;

•	Our Current Reports on Form 8-K filed on January 3, 2025; February 21, 2025; March 20, 2025; and March 31, 2025; in each case to the extent the information in such reports is filed and not furnished; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 5, 2019, including any amendments or reports filed for the purposes of updating this description, including any exhibits to our Annual Report on Form 10-K.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to CNS Pharmaceuticals, Inc., Attn: Corporate Secretary, 2100 West Loop South, Suite 900, Houston, TX 77027.

You also may access these filings on our website at www.cnspharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

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Up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Pre-Funded Warrants to Purchase up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Series F Common Warrants to Purchase up to 5,223,880 Shares of Common Stock

Up to 5,223,880 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 5,223,880 Shares of Common Stock Underlying such Series F Common Warrants

CNS Pharmaceuticals, Inc.

Sole Placement Agent

A.G.P.

PROSPECTUS

________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of CNS Pharmaceuticals, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than placement agent fees. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
SEC Registration fee	$2,143.40
Financial Industry Regulatory Authority, Inc. filing fee	2,600.00
Legal fees and expenses	150,000.00
Accounting fees and expenses	40,000.00
Transfer Agent’s fees	5,000.00
Miscellaneous fees and expenses	5,000.00
Total	$204,743.40

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statute provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Registrant’s Articles of Incorporation, as amended, and amended and restated bylaws provide for indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted by Nevada law (as amended from time to time). Section 78.7502 of the Nevada Revised Statute provides that such indemnification may only be provided if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to behave his conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act (all share and per share numbers are reflected on a post-split basis for all periods presented):

II-1

In October 2023, the Registrant entered into a warrant exercise inducement offer letter with a holder of certain existing warrants to purchase common stock (the “Existing Warrants”) to receive new warrants (the “Inducement Warrants”) to purchase up to a number of shares of common stock equal to 200% of the number of warrant shares issued pursuant to the exercise of such Existing Warrants to purchase shares of common stock, pursuant to which the warrant holder agreed to exercise for cash its Existing Warrants to purchase up to 752 shares of the Registrant’s common stock, at $3,200.00 per share, in exchange for the Registrant’s agreement to issue Inducement Warrants to purchase up to 1,503 shares of the Registrant’s common stock.

On January 29, 2024, the Registrant entered into a warrant amendment agreement pursuant to which it agreed, subject to stockholder approval, to amend the Inducement Warrants to purchase up to an aggregate of 1,503 shares of common stock at an exercise price of $3,200.00 per share and a termination date of October 16, 2028, so that the amended warrants will have a reduced exercise price of $705.00 per share and a new termination date of February 1, 2029. The requisite stockholder approval for the amendments was obtained at the Registrant’s 2024 Annual Meeting of Stockholders held on April 30, 2024.

On June 14, 2024, the Registrant issued to investors unregistered warrants to purchase up to an aggregate of 7,320 shares of common stock (the Series C Common Warrants). Subject to certain ownership limitations, each of the Series C Common Warrants was immediately exercisable, has an exercise price of $181.00 per share, and will expire five years from the date of issuance (issued June 17, 2024).

On June 26, 2024, the Registrant issued to investors unregistered warrants to purchase up to an aggregate of 11,360 shares of common stock (the Series D Common Warrants). Subject to certain ownership limitations, each of the Series D Common Warrants was immediately exercisable, has an exercise price of $122.50 per share, and will expire five years from the date of issuance (issued June 27, 2024).

On July 5, 2024, the Registrant issued to investors unregistered warrants to purchase up to an aggregate of 28,500 shares of common stock (the Series E Common Warrants). Subject to certain ownership limitations, each of the Series E Common Warrants was immediately exercisable, has an exercise price of $63.00 per share, and will expire five years from the date of issuance (issued July 5, 2024).

On July 29, 2024, the Registrant entered into Exclusive License Agreement and Stock Purchase Agreement (collectively, the “Cortice Agreements”) with Cortice Biosciences, Inc. (“Cortice”) pursuant to which Cortice granted the Company an exclusive license to the intellectual property rights related to certain patents around the compound TPI 287 in the United States, Canada, Mexico and Japan. Pursuant to the Cortice Agreements, the Company agreed to issue Cortice 11,468 shares of Company common stock upon the closing of the transaction, and 867 shares of Company common stock upon the receipt of shareholder approval of such issuance as required by the rules of the Nasdaq Stock Market. The Company also agreed to make milestone payments to Cortice in either cash or shares of Company common stock (at Cortice’s option) upon: (i) meeting the primary endpoint a pivotal trial for a licensed product – either $15.0 million or 8,223 shares of Company common stock; (ii) FDA acceptance of an New Drug Application for a licensed product – either $30.0 million or 16,446 shares of Company common stock; (iii) the first commercial sale in the United States of a licensed product – either $45.0 million or 24,668 shares of Company common stock; and (iv) the first commercial sale in Japan of a licensed product – either $10.0 million or 4,112 shares of Company common stock. The Company’s obligation to pay the above milestones in Company common stock is subject to the receipt of shareholder approval as required by the rules of the Nasdaq Stock Market. The Company also agreed to pay Cortice royalties on sales of licensed products of between 3.0%-7.5%. Finally, to the extent Cortice is required to pay any milestone payments to the original holder of the intellectual property rights licensed, the Company has agreed to make such payments to Cortice.

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. The issuance of the Inducement Warrants was made in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Document

1.1*	Form of Placement Agency Agreement

3.1	Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc. (incorporated by reference Exhibit 2.1 to the Company’s Form 1-A file no. 024-10855)

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc., filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on November 28, 2022)

3.3	Certificate of Amendment to the Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc., filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on May 3, 2024)

3.4	Certificate of Amendment to the Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc., filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on June 5, 2024)

3.5	Amended and Restated Bylaws of CNS Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed August 15, 2023)

4.1	Description of Securities of CNS Pharmaceuticals, Inc. (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed with the Commission on March 31, 2025)

4.2	Form of Warrant issued in January 2022 offering (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on January 6, 2022)

4.3	Form of Common Warrant issued in November 2023 offering (incorporated by reference to Exhibit 4.8 to the Company’s Form S-1 file no. 333-267975)

4.4	Form of Placement Agent Warrant issued in November 2023 offering (incorporated by reference to Exhibit 4.9 to the Company’s Form S-1 file no. 333-267975)

4.5	Form of Inducement Warrant issued in October 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 17, 2023)

4.6	Form of Series A Common Warrant issued January 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on February 2, 2024)

4.7	Form of Series B Common Warrant issued January 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Commission on February 2, 2024)

4.8	Form of Pre-Funded Warrant issued January 2024 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Commission on February 2, 2024)

4.9	Form of Warrant issued June 14 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Commission on June 14, 2024)

4.9	Form of Pre-Funded Warrant issued June 14 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on June 14, 2024)

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4.10	Form of Warrant issued June 26 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on June 26, 2024)

4.11	Form of Warrant issued July 3 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on July 3, 2024)

4.12	Form of Pre-Funded Warrant issued October 23 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 24, 2024)

4.13*	Form of Series F Warrant

4.14*	Form of Pre-Funded Warrant

5.1*	Opinion of ArentFox Schiff, LLP

10.1	Amended And Restated Patent License Agreement effective as of December 28, 2017 between CNS Pharmaceuticals, Inc. and Houston Pharmaceuticals, Inc. (incorporated by reference to Exhibit 6.1 to the Company’s Form 1-A file no. 024-10855)

10.2	Collaboration and Asset Purchase Agreement between CNS Pharmaceuticals, Inc. and Reata Pharmaceuticals, Inc. dated November 21, 2017 (incorporated by reference to Exhibit 6.2 to the Company’s Form 1-A file no. 024-10855)

10.3 **	2017 Stock Plan of CNS Pharmaceuticals, Inc. (incorporated by reference to Exhibit 6.3 to the Company’s Form 1-A file no. 024-10855)

10.4 **	Employment Agreement between CNS Pharmaceuticals, Inc. and John M. Climaco dated September 1, 2017 (incorporated by reference to Exhibit 6.4 to the Company’s Form 1-A file no. 024-10855)

10.5	Sublicense Agreement between CNS Pharmaceuticals, Inc. and WPD Pharmaceuticals, Inc. dated August 30, 2018 (incorporated by reference to Exhibit 6.6 to the Company’s Form 1-A Amendment file no. 024-10855)

10.6	Sublicense Agreement between CNS Pharmaceuticals, Inc. and Animal Life Sciences, LLC. dated August 31, 2018 (incorporated by reference to Exhibit 6.7 to the Company’s Form 1-A Amendment file no. 024-10855)

10.7 **	Employment Letter between CNS Pharmaceuticals, Inc. and Donald Picker (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 Amendment file no. 333-232443)
10.8 **	Employment Letter between CNS Pharmaceuticals, Inc. and Sandra Silberman (incorporated by reference to Exhibit 10.9 to the Company’s Form S-1 Amendment file no. 333-232443)

10.9 **	Employment Agreement between CNS Pharmaceuticals, Inc. and Christopher Downs (incorporated by reference to Exhibit 10.10 to the Company’s Form S-1 Amendment file no. 333-232443)

10.10 **	2020 Stock Plan of CNS Pharmaceuticals, Inc. (as amended) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on May 3, 2024)

10.11**	Amendment to Employment Agreement between CNS Pharmaceuticals, Inc. and John Climaco dated September 1, 2020 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed September 4, 2020)

10.12	Non-Employee Director Compensation Policy effective July 15, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Commission on August 12, 2022)

10.13	Form of Placement Agent Agreement in November 2023 offering (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1 file no. 333-267975)

10.14	Form of Securities Purchase Agreement in January 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on February 2, 2024)

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10.15	Form of Amendment to Common Stock Warrants (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on February 2, 2024)

10.15	Form of Securities Purchase Agreement in June 14 2024 offering (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on June 14, 2024)

10.16	Financial Advisory Agreement between CNS Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on June 14, 2024)

10.17	Form of Securities Purchase Agreement in June 26, 2024 offering (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on June 26, 2024)

10.18	Financial Advisory Agreement between CNS Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on June 26, 2024)

10.19	Form of Securities Purchase Agreement in July 3, 2024 offering (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 3, 2024)

10.20	Financial Advisory Agreement between CNS Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 3, 2024)

10.21	Sales Agreement, dated July 26, 2024, by and between CNS Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on July 26, 2024)

10.22	Form of Waiver and Consent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 26, 2024)

10.23	Exclusive License Agreement between CNS Pharmaceuticals, Inc. and Cortice Biosciences, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 30, 2024)

10.24	Stock Purchase Agreement between CNS Pharmaceuticals, Inc. and Cortice Biosciences, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 30, 2024)

10.25	Form of Securities Purchase Agreement in October 23 2024 offering (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on October 24, 2024)

10.26	Placement Agency Agreement between CNS Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on October 24, 2024)

10.27*	Form of Securities Purchase Agreement

23.1*	Consent of MaloneBailey LLP

23.2*	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107*	Filing Fee Table

*	Filed herewith.
**	Management contract or compensatory plan, contract or arrangement.
+	Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on April 14, 2025.

CNS PHARMACEUTICALS, INC. (Registrant)

By:	/s/ John Climaco
John Climaco Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints either John Climaco or Christopher Downs, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ John Climaco
John Climaco	Chief Executive Officer, President and Director (Principal Executive Officer)	April 14, 2025

/s/ Christopher Downs
Christopher Downs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2025

/s/ Faith Charles
Faith Charles	Director and Chair of the Board of Directors	April 14, 2025

/s/ Jerzy (George) Gumulka
Jerzy (George) Gumulka	Director	April 14, 2025

/s/ Jeffry Keyes
Jeffry Keyes	Director	April 14, 2025

/s/ Bettina Cockroft
Bettina Cockroft	Director	April 14, 2025

/s/ Amy Mahery
Amy Mahery	Director	April 14, 2025

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